EXHIBIT 99(a)(3)

        U.S. Offer to Purchase for Cash
All Outstanding American Depositary Shares and
All Ordinary Shares, OCEANEs and Warrants held by U.S. Holders of
Genset S.A.
at
the U.S. Dollar Equivalent
of
€9.75 Net Per Ordinary Share,
€3.25 Net Per American Depositary Share
(each American Depositary Share representing one-third of one Ordinary Share),
€102.64 Net Per OCEANE,
€1.00 Net Per 1998, 1999, 2000 and 2001 Warrant
and
€6.50 Net Per 2002 Warrant
by
Serono France Holding S.A.
a wholly-owned subsidiary of
Serono S.A.

pursuant to the U.S. Offer to Purchase, dated July 16, 2002

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME,
ON THURSDAY, SEPTEMBER 12, 2002, UNLESS THIS OFFER IS EXTENDED.

        July 16, 2002

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Serono France Holding S.A., organized as a company under the laws of France ("Purchaser"), a wholly-owned subsidiary of Serono S.A., organized as a company under the laws of Switzerland, to act as Dealer Manager in the United States in connection with Purchaser's offer to purchase all of the American Depositary Shares ("ADSs") of Genset S.A., at the U.S. dollar equivalent of €3.25 per ADS, net to the seller in cash, less any required withholding taxes and without interest thereon, as well as to purchase the following securities held by U.S. holders: all outstanding ordinary shares nominal value €3.00 ("Shares"), of Genset, all bonds issued by Genset that are convertible or exchangeable into new or existing Shares ("OCEANEs") and certain warrants to acquire Shares ("Warrants") of Genset, in each case upon the terms and subject to the conditions set forth in the U.S. offer to purchase, dated July 16, 2002 (the "U.S. Offer to Purchase"), and in the related ADS Letter of Transmittal and Forms of Acceptance (which, together with the U.S. Offer to Purchase, each as amended or supplemented from time to time, constitute the "U.S. Offer").

        The U.S. Offer is being made in conjunction with a concurrent offer in France (together with the U.S. Offer, the "Offers"). In France, Purchaser is seeking to acquire all outstanding Shares, OCEANEs and Warrants owned by non-U.S. holders at the same prices offered in the U.S. Offer. Please furnish copies of the enclosed materials to those of your clients for whose account you hold ADSs in your name or in the name of your nominee.

        Enclosed herewith are the following documents:

  1.
  The U.S. Offer to Purchase, dated July 16, 2002;

  2.
  A printed form of a letter that may be sent to your clients for whose account you hold ADSs in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the U.S. Offer;

  3.
  The ADS Letter of Transmittal to be used by holders of ADSs in accepting the U.S. Offer and tendering ADSs;

  4.
  The ADS Notice of Guaranteed Delivery;

  5.
  The Share Form of Acceptance and OCEANE Form of Acceptance (which constitutes part of the U.S. Offer and are being provided for information purposes only);

  6.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

  7.
  A letter to security holders of Genset from the Chairman and Chief Executive Officer of Genset along with a copy of Genset's Solicitation/Recommendation Statement on Schedule 14D-9; and

  8.
  The return envelope addressed to The Bank of New York (as Receiving Agent).

        Shares, OCEANEs and Warrants cannot be tendered by means of the enclosed ADS Letter of Transmittal (which is exclusively for use in respect of ADSs). If your clients hold Shares or OCEANEs you should use the enclosed Share Form of Acceptance or OCEANE Form of Acceptance for tendering such securities into the U.S. Offer by following the instructions set forth on such form. Additional information can be obtained from the Information Agent for the U.S. Offer at (800) 530-3706.

        We urge you to contact your clients as promptly as possible.

Please note the following:

  1.
  The U.S. Offer is being made for all of Genset S.A.'s outstanding Shares, OCEANEs and Warrants held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act) and all outstanding ADSs. Purchaser will, upon the terms and subject to the conditions of the U.S. Offer, purchase the Shares, ADSs, OCEANEs and Warrants validly tendered and not withdrawn before the expiration date of the U.S. Offer. The term "Expiration Date" means 12:00 noon, New York City time, on Thursday, September 12, 2002, or if the U.S. Offer is extended, the latest time and date at which the U.S. Offer, as so extended by Purchaser, will expire.

  2.
  The U.S. Offer is open to all holders of ADSs and to all U.S. holders of Shares, OCEANEs and Warrants. See Section 1 of the U.S. Offer to Purchase.

  3.
  The Offers are both conditioned upon there being validly tendered in accordance with the terms of the Offers, and not withdrawn prior to the expiration date of the Offers, that number of Shares (including Shares represented by ADSs) and OCEANEs that represent at least two-thirds of the voting rights of Genset on a diluted basis taking into account the votes of Shares that would be issued, on a one-for-one basis, upon conversion of OCEANEs. The U.S. Offer is also subject to the condition that the offer in France shall not have been withdrawn or terminated in accordance with its terms and French law.

  4.
  The price to be paid in the U.S. Offer for ADSs is the U.S. dollar equivalent of €3.25 per ADS, net to the seller in cash, less any required withholding taxes and without interest thereon, as set forth in the U.S. Offer to Purchase.

  5.
  Tendering holders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the ADS Letter of Transmittal, transfer taxes on the purchase of ADSs by Purchaser pursuant to the U.S. Offer. However, U.S. federal income tax backup withholding at a rate of 30% may be required, unless the required taxpayer identification information is provided. See Instruction 11 of the ADS Letter of Transmittal.

  6.
  The Board of Directors of Genset has unanimously, determined that the Offers are in the interests of Genset, its security holders and employees, and unanimously recommends that holders of Shares, ADSs, OCEANEs and Warrants accept the Offers and tender their Shares, ADSs, OCEANEs and Warrants.

  7.
  Holders of ADSs whose American Depositary Receipts ("ADRs") for such ADSs are not immediately available or who cannot deliver all other required documents to The Bank of New York, as Receiving Agent for the U.S. Offer, or complete the procedures for book-entry transfer prior to the Expiration Date may tender their ADSs according to the guaranteed delivery procedure set forth in Section 3 of the U.S. Offer to Purchase.

        Notwithstanding any other provisions of the U.S. Offer, in all cases, payment for ADSs accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Receiving Agent of (a) ADRs evidencing (or a timely Book-Entry Confirmation (as defined in Section 3 of the U.S. Offer to Purchase) with respect to) such ADSs, (b) an ADS Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the U.S. Offer to Purchase) in lieu of the ADS Letter of Transmittal), and (c) any other documents required by the ADS Letter of Transmittal. Under no circumstances will interest be paid by Purchaser on the purchase price of the ADSs, regardless of any extension of the U.S. Offer or any delay in making such payment.

        Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, the Receiving Agent and the Dealer Manager as described in the U.S. Offer to Purchase) in connection with the solicitation of tenders of ADSs pursuant to the U.S. Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

        Your prompt action is requested. We urge you to contact your clients as promptly as possible. The U.S. Offer and withdrawal rights will expire at 12:00 noon, New York City time, on Thursday, September 12, 2002, unless the U.S. Offer is extended.

        Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth below and in the U.S. Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser's expense.

Very truly yours,
J.P. Morgan Securities Inc.

          NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PURCHASER, SERONO, GENSET, THE INFORMATION AGENT, THE DEALER MANAGER, THE RECEIVING AGENT OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE U.S. OFFER NOT CONTAINED IN THE U.S. OFFER TO PURCHASE OR THE ADS LETTER OF TRANSMITTAL.

The Information Agent for the U.S. Offer is:

17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
Call Toll Free: (800) 530-3706

The Dealer Manager for the U.S. Offer is:

J.P. Morgan Securities Inc.
277 Park Avenue
New York, New York 10172
Call Toll Free: (800) 622-8594
 (this number is toll free inside and outside the United States)